Exhibit 99.1

One Jake Brown Road Old Bridge, NJ 08857 Tel: 732-679-4000 Fax: 732-679-4353 www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Second Quarter 2014 Results

OLD BRIDGE, New Jersey—August 14, 2014—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the second quarter and six months ended June 30, 2014.

Net sales increased $1,682,000, or 23.5%, to $8,828,000 in the second three months of 2014 from $7,146,000 in the second three months of 2013.  Net earnings for the second three months ended June 30, 2014 were $347,000 or $0.06 per share, compared to a net loss of $(660,000) or $(0.11) per share for the comparable period in 2013.

The increase in sales is primarily attributed to an increase in digital video headend products and analog video headend products offset by a decrease in sales of contract manufactured products.  Sales of digital video headend products were $5,122,000 and $3,216,000, sales of analog video headend products were $1,990,000 and $1,312,000 and sales of contract manufactured products were $134,000 and $1,070,000 in the second three months of 2014 and 2013, respectively.

For the six month period ended June 30, net sales increased $541,000, or 3.9%, to $14,406,000 in 2014 from $13,865,000 in 2013.  Net loss for the six months ended June 30, 2014 was $(814,000) or $(0.13) per share, compared to $(1,142,000) or $(0.18) per share for the comparable period in 2013.

The increase in sales is primarily attributed to an increase in digital video headend products and an increase in analog video headend products offset by a decrease in sales of contract manufactured products.  Sales of digital video headend products were $7,526,000 and $6,408,000, sales of analog video headend products were $3,661,000 and $2,595,000 and sales of contract manufactured products were $214,000 and $2,030,000 in the first six months of 2014 and 2013, respectively.

Commenting on the second quarter 2014, Chairman and Chief Executive Officer James A. Luksch noted, “the significant improvement in our results this past quarter is a result of robust sales of certain recently released products and is evidence that our digital product strategy is on point.  There have been improvements in all areas: sales, gross margin, profits and EBITDA. We believe that as other recent product releases take hold we should be able to sustain the gains enjoyed in the second quarter for the remainder of the year.”

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Thursday, August 14, 2014
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033
Live Webcast: http://www.investorcalendar.com/IC/CEPage.asp?ID=173084

The teleconference replay can be accessed until November 14, 2014, by dialing 877-660-6853 and using Conference ID # 13588939. The webcast link will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2013 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                             (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$8,828	$7,146	$14,406	$13,865
Gross profit	3,475	2,452	5,232	4,940
Earnings (loss) from operations	413	(583)	(700)	(996)
Net earnings (loss)	$347	$(660)	$(814)	$(1,142)
Basic and diluted net earnings (loss) per share	$0.06	$(0.11)	$(0.13)	$(0.18)
Basic weighted average shares outstanding	6,216	6,216	6,216	6,216
Diluted weighted average shares outstanding	6,240	6,216	6,216	6,216

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	June 30, 2014	December 31, 2013

Current assets	$13,987	$13,156
Property, plant, and equipment, net	3,975	3,710
Total assets	23,226	22,641
Current liabilities	8,747	3,657
Long-term liabilities	139	3,956
Stockholders’ equity	14,340	15,028

Total liabilities and stockholders’ equity	$23,226	$22,641